Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES ADDITION OF

JOSEPH A. RUTKOWSKI TO ITS BOARD OF DIRECTORS

MOUNT AIRY, N.C., September 18, 2015 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that Joseph A. Rutkowski has been appointed to its board of directors.

“We believe that Joe will be an excellent addition to Insteel’s board considering his broad steel industry background and his operational and business development expertise,” said H.O. Woltz III, Insteel’s president and CEO. “We are pleased to welcome him to the Insteel team and look forward to his future contributions.”

Mr. Rutkowski has been a principal at Winyah Advisors LLC, a management consulting company, since 2010. Previous to Winyah, he served in various capacities with Nucor Corporation (“Nucor”), the nation’s largest steel producer, for 21 years, most recently as Executive Vice President of Business Development from 1998 to 2010. Mr. Rutkowski previously served as Vice President of Nucor from 1993 to 1998, General Manager of Nucor Steel, Hertford Country, North Carolina from August 1998 to November 1998, General Manager of Nucor Steel, Darlington, South Carolina from 1992 to 1998, Manager of Melting and Casting of Nucor Steel, Plymouth, Utah from 1991 to 1998, and Manager of Nucor Cold Finish, Norfolk, Nebraska from 1989 to 1991. Mr. Rutkowski also serves as a director of Cliffs Natural Resources Inc. (NYSE: CLF).

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM